Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement on Form S-1 of Hanover Bancorp, Inc. of our report dated March 19, 2021 on the financial statements of Savoy Bank. We We also consent to the reference to us under the heading "Experts" in the prospectus.

Crowe LLP

New York, NY

February 23, 2022